Exhibit 10.16

Equity for rent Agreement

Incubation number: (2016) No. 19

Party A: Shenzhen Chuangzhan Valley Innovation and Entrepreneurship Center Co. , Ltd.

Legal representative: Xiao Shuilong

Residence: 2/F, Building 5C, software industry base, Nanshan District, Shenzhen

Telephone number:

Contact: Cheng Honghong

Party b: Shenzhen Micro Time Information Technology Co. , Ltd.

Legal Representative: Tan Zhiyong

Residence: Room 201, building a, No. 1, Qianwan Road, Qianhai Shenzhen-hong Kong Cooperation Zone,

Shenzhen

Telephone number: 0755-26916535

Contact: Tan Zhiyong

In view of:

party A is a large-scale comprehensive start-up service organization under Shenzhen Chuangdongfang Investment Co. , Ltd. . By setting up a start-up platform,

Integrate innovation resources to provide comprehensive and all-round nanny-like services for start-ups, including the contacts, funds and services needed for development policy and venue resources;

Party B is a legally existing company and undertakes to go through the legal formalities required to carry out the business as stipulated in this agreement.

A and B through friendly consultation, for the joint cooperation project “micro-time” , in line with the principle of equality and mutual benefit, honesty and credibility, sign this incubation agreement in order to abide by it together.

Article 1. General situation of the project company

Location of the project company: Nanshan District, Shenzhen City.

Project Company name: Shenzhen microtime Information Technology Co. , Ltd.

The registered capital of the project company: 1029.0698 million,

Project Contact: Tan Zhiyong

Contact:

Article 2. Incubation

Incubation period: 12 months, starting April 25,2017.

Party a shall provide the following incubation services to the project company during the incubation period:

(1)	office space, online and offline multi-financing advisory services, other free or concessionary office support services,

The introduction of various superior resources;

(2)   party a shall assist the project company in arranging business negotiations, financing plan design and other project financing matters, and facilitate the project company

Enter into investment agreements with investors:

(3)   during the incubation period, party a shall assist the project company in promoting the smooth development of the project and shall provide the project company with superior resources free of charge or for a fee,

Including but not limited to market promotion, media publicity, creative design, business planning, government preferential policies, tax agents, Useful Resources such as patent agents:

(4)   party a shall provide the project company with 20 hours of use of the public meeting room per month, and shall charge a separate fee for the use of the more than 20 hours at the price set by party a:

(5)   party a shall, within days after the signing of this agreement, provide the third floor of the office building, Building 5C, software industry base, Nanshan District, Shenzhen,

The housing code is 3D-2 and the Gross leasable area is about 336 m2. For the project company for a period of 12 months, this office shall be used only for the purposes of cooperation under this agreement and shall not be used for any other purposes:

(6)   party a shall guide and manage the operation of the project company, organize and carry out the annual assessment, and supervise party B’s business activities in accordance with the law.

Incubation Service Fee Party a shall have the right to charge party B a monthly incubation service fee of 52,080 yuan (52,008 yuan) for providing the incubation service to the project company during the incubation period.

4.   Terms of payment

Party A and party B agree that party a will receive 52,080 yuan (capital: 52,000280 yuan) per month as consideration for the incubation service provided by party A to the project company during the incubation period. Party B shall pay party a 28,000 yuan (capital: RMB 28,800 yuan) in cash each month, and the remaining part of the incubation service fee shall be calculated on the basis of the 12-month incubation period, totaling 288960 and a half yuan (capital: RMB 20,000,900 yuan) , party a shall have the right to acquire 0.3612% of the project company at Party B’s current valuation of 80 million, and shall enjoy the right of first refusal.

5.   In Paragraph 4 of Article 2, Party A’s 0.3612% equity of party B shall be responsible for the payment of the registered capital. Party B shall, within 30 days after the signing of this agreement, go through the registration procedures of the above-mentioned industrial and commercial change of equity transfer.

Article 3. Party A’s rights and obligations

1.	Party a shall provide incubation services as stipulated in article 2 of this agreement to the project company during the incubation period.

2.	Right to know: Party A has the right to be informed of the progress of the project company,

including financial statements and operating conditions, etc. ..

3,   priority with the right to vote: in the Future Party B venture project development rounds of financing needs to absorb new shareholders or equity expansion, party A, Shenzhen Chuangdongfang Investment Co. , Ltd. and the investors and investment institutions introduced by party a enjoy 2% priority and investment rights under the same conditions.

4、 if Party B’s project fails and Party B’s founder continues to start a business, party B Shall Transfer Party A’s shares to party B’s founder’s next business venture.

Article 4 rights and obligations of Party B

Party B shall bear the corresponding property management fee and air-conditioning usage fee of 25 yuan/m2/month for the office space provided by party A, which has already been included in the incubation service fee.

2, party B entrusts party A to carry out capital contact docking and other business activities, party a shall promptly provide the entrustment related information, and ensure the legitimacy, authenticity, accuracy and integrity of the information provided;

3. Party B shall be responsible for the maintenance, compensation and inform party a of the occurrence or failure of the house or its ancillary facilities due to party B’s improper or unreasonable use of the hatchery site; Party B has inspected the current situation of the properties occupied by party B, and after signing the contract, party B shall consider that party B has approved the properties provided by party A; during the period of occupancy, due to force majeure events such as earthglow, flood, fire, etc. , party B shall bear the responsibility for the theft, gas leakage, interior decoration and equipment failure including electrical failure and pipe leakage caused by non-party a; Provide written company summary and sub-quarterly plan to party a every quarter, submit all kinds of financial and statistical reports to party A.

5. Prohibition of competition: The Project Company and its controlling shareholders shall fully engage in the business of the project company and protect its interests. Without the prior written consent of party A, the controlling shareholder shall not directly or indirectly own, manage, engage in, operate, consult, provide services, participate in any entity in competition with the project company;

All debts incurred by the project company in the course of its past and future operations shall be assumed by the project company and party a shall have the right of withdrawal at any time from the equity of the project company.

Party B shall pay to party B a deposit of RMB 104160(capital: RMB 100,000100 lu 100 Yuan) within one working day after the signing of this agreement, as a guarantee of party B’s use of party A’s facilities, venues and party B’s own expenses, party B shall return it without breach of contract after the incubation period. If it causes party a loss, party a May deduct the deposit directly. If the deposit is not enough to compensate party A’s loss, party B shall make up for it.

Article 5 liability for breach of contract

If Party B fails to register the business change or pay the full incubation service fee as stipulated in article 2, paragraphs 3,4,5, and Article 5, paragraph 7 of this agreement, party A has the right to terminate this agreement if party B fails to pay the liquidated damages at the rate of 1/1000 of the total incubation service fee 20 days after the agreed time limit, and requires party B to pay the actual occupation of party a resources should pay all the costs, including but not limited to thousand incubation service fees, office space rent, etc. .

Article 6. Confidentiality

The contents of this agreement and the business secrets of the other party known in the course of cooperation shall be kept in strict confidence. Without the consent of the other party, shall not provide to any third party, disclosure of this agreement and the other party project materials, reports and other relevant documents and information.

Article 7. Termination of agreement and its consequences

If the contract can not be performed due to force majeure factors and changes in national laws or policies, both parties may terminate the contract without liability to each other.

Party a shall have the right to terminate this agreement unilaterally at any time during the term of this contract under any of the following circumstances, party B shall have the right to request party B to buy back the shares of the project company held by party a immediately or not to exchange the shares of the project company with the paid-up registered capital;

(1) the project company violates national laws and policies;

(2) the project company conceals the true situation and engages in fraud:

(3) after examination, party a determines that there is a big gap between the project company’s progress and the proposed plan or that the annual assessment is not up to standard;

(4) party B or its controlling shareholder in violation of the non-competition obligations under this agreement:

(5) Party B cancels this agreement in advance without any reason.

3. If party a unilaterally relieves this agreement in accordance with paragraph 2 of Article 7 and requests party B to repurchase its share in the project company, the repurchase price shall be calculated in accordance with the standard of incubation service fee and the actual incubation period as stipulated in paragraph 3 of Article 2 of this agreement.

Article 8. Application of law and dispute settlement

Disputes arising from the performance of this agreement shall be settled amicably through negotiation. If the negotiation can not be settled, both parties shall have the right to submit the dispute to the local People’s Court of Party A.

Article 9. By-laws

1. Party A and party B may enter into a supplementary agreement on matters not covered in this contract. The supplementary agreement shall have the same effect as this agreement.

2. The invalidity, revocation or termination of some provisions of this agreement shall not affect the validity of other provisions, which shall remain valid.

3. This agreement shall come into force in one () , one () and one () signed and sealed by both parties.

Party A: Shenzhen Chuangzhan Valley Innovation and Entrepreneurship Center Co. , Ltd.

Party B: Shenzhen Micro Time Information Technology Co. , Ltd. (Seal)

Signature of the legal representative or authorized representative:

Signed on April 27,2017, Nanshan District, Shenzhen City